Exhibit 99.1

CONSENT OF DIRECTOR-NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a person who will be appointed to the Board of Directors of RESAAS Services Inc. (the “Company”), and to all other references to me, in the Company’s Registration Statement on Form F-10 filed with the U.S. Securities and Exchange Commission under the Securities Act, and any and all amendments (including post-effective amendments) to such Registration Statement and in any prospectus supplement for the same securities offering filed pursuant to pursuant to General Instruction II.L. on Form F-10 and any amendments (including post-effective amendments) thereto (collectively, the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: June 2, 2015	/s/ Richard Barkwell
RICHARD BARKWELL